UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2010

COVIDIEN PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Ireland	001-33259	98-0624794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cherrywood Business Park

Block G, First Floor

Loughlinstown, Co. Dublin, Ireland

(Address of Principal Executive Offices, including Zip Code)

+353 (1) 439-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On May 26, 2010, Covidien plc (the “Company”) issued a press release announcing entry into a definitive agreement to sell its Specialty Chemicals business to an affiliate of New Mountain Capital, L.L.C. for a cash purchase price of $280 million.

The decision to divest Specialty Chemicals was made following a thorough evaluation of a number of strategic alternatives. The decision is consistent with Covidien’s strategy to streamline its portfolio and reallocate resources to its faster-growing, higher-margin businesses, where the Company has or can develop a global competitive advantage.

Fiscal 2009 sales of the Specialty Chemicals product line were $414 million. For the first six months of fiscal 2010, sales of this product line were $216 million. Covidien will now report the Specialty Chemicals product line as a discontinued operation. The reclassification to discontinued operations will reduce the Company’s previously reported fiscal 2009 diluted earnings per share from continuing operations by approximately 7 to 8 cents.

Completion of the transaction is subject to customary closing conditions, with closing expected by the end of fiscal 2010. The transaction is expected to dilute reported earnings per share by approximately 9 to 11 cents in each of fiscal 2010 and fiscal 2011.

Revised financial information, reflecting the reporting of Specialty Chemicals as a discontinued operation, will be available on our website at http://investor.covidien.com on June 11.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated May 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN PLC

By:	/S/ JOHN W. KAPPLES
John W. Kapples
Vice President and Secretary

Date: May 26, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Name

99.1	Press Release dated May 26, 2010